                                                                    EXHIBIT 12.1


                          TESORO PETROLEUM CORPORATION
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                                                Three Months
                                                                                    Ended
                                                                                   March 31
                                                                             --------------------
                                                                               1997         1998
                                                                             --------     --------
EARNINGS:
   Earnings before income taxes and extraordinary loss
      on extinguishments of debt, net .................................      $ 9,575        $10,890
   Interest expense, net of capitalized interest ......................        1,570          2,665
   Amortization of debt discount ......................................          --             --
   Amortization of debt issuance costs ................................          --             --
   Estimated interest portion of rents (a) ............................        3,406          2,910
                                                                             -------        -------
           Total Earnings .............................................      $14,551        $16,465
                                                                             =======        =======

FIXED CHARGES:
   Interest expenses, whether expensed or capitalized .................      $ 1,570        $ 2,665
   Amortization of debt discount ......................................          --             --
   Amortization of debt issuance costs ................................          --             --
   Estimated interest portion of rents (a) ............................        3,406          2,910
                                                                             -------        -------
           Total Fixed Charges ........................................      $ 4,976        $ 5,575
                                                                             =======        =======

PREFERRED STOCK DIVIDEND REQUIREMENTS .................................      $   --         $   --
                                                                             =======        =======

COMBINED FIXED CHARGES AND PREFERRED STOCK
   DIVIDEND REQUIREMENTS ..............................................      $ 4,976        $ 5,575
                                                                             =======        =======

RATIO OF EARNINGS TO FIXED CHARGES ....................................         2.92           2.95
                                                                             =======        =======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
   PREFERRED STOCK DIVIDEND REQUIREMENTS ..............................         2.92           2.95
                                                                             =======        =======


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(a)    For a majority of leases, the interest portion of rents was estimated by using the Company's incremental borrowing rate in effect at the inception of the leases. For the remaining leases, interest expense was estimated by using one third of the rental payments. Total rental expense, including marine charters, was $11.7 million and $12.3 million for the three months ended March 31, 1997 and 1998, respectively.